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                                                                    Exhibit 99.1

NOVAMED ANNOUNCES CHANGE IN INDEPENDENT ACCOUNTANTS

CHICAGO (April 18, 2005) - NovaMed, Inc. (Nasdaq: NOVA) today announced that PricewaterhouseCoopers LLP ("PwC") has notified the Audit Committee of the Board of Directors of its decision to resign as the Company's independent accountants. PwC advised NovaMed that its resignation was not the result of any disagreements with NovaMed on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. NovaMed also announced that the Audit Committee has approved the appointment of BDO Seidman, LLP to act as its independent accountants, effective immediately. The Audit Committee made the appointment following an evaluation of independent audit firms capable of serving NovaMed.

"The accounting industry has changed significantly and the time and cost commitments by the accounting firms have increased due to the Sarbanes-Oxley legislation. We understand PwC's need to direct its resources to a more limited number of clients," said Scott T. Macomber, Executive Vice President and Chief Financial Officer. "We are pleased with the Audit Committee's decision to appoint BDO Seidman as our independent accountants. BDO Seidman is a highly respected firm with an outstanding reputation for providing high quality, cost-effective and efficient independent audit services."

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has ownership interests in 26 surgery centers located in 14 states. NovaMed's executive offices are located in Chicago, Illinois.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com